Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES LEADERSHIP TRANSITION

NEW YORK, NY, July 20, 2015 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) (“Mercer” or the “Company”) is pleased to announce that its Board of Directors (the “Board”) has implemented a leadership transition plan that capitalizes on the strength and depth of management.

Mr. Jimmy S.H. Lee, currently Chief Executive Officer (“CEO”), President, and Chairman of the Company, will transition to Executive Chairman of the Board, effective July 20, 2015. At that time, Mr. David M. Gandossi, Mercer’s current Chief Financial Officer (“CFO”) will assume the role of President and CEO and become a Director. Mercer is also pleased to announce that Mr. David K. Ure, the Senior Vice-President, Finance will concurrently become the CFO and Secretary of the Company.

Mr. Jimmy S.H. Lee stated: “It has been an honor and privilege to serve as Mercer’s CEO and one of its founders. In my new role, I will be responsible for focusing upon developing Mercer’s overall corporate strategy, capital market activities and corporate development initiatives. I look forward to continuing to work with the Board and the senior management team as Mercer enters its next chapter of growth and success. I have had the opportunity to work closely with David Gandossi over the past decade, during which time David has demonstrated his dedication and operational aptitude, and I believe that David will excel as Mercer’s next CEO.

Mr. David Gandossi said, “I am very excited and humbled by this opportunity and am pleased to be taking on this exciting new role. On behalf of everyone at Mercer, I would like to thank Jimmy for his leadership and vision over the past 23 years which has been instrumental in building the Company. As Executive Chairman, Jimmy will continue to be actively involved with the Company by lending his expertise to the development of Mercer’s strategic goals and initiatives. I look forward to being able to continue working with Jimmy in the execution of the Company’s strategic affairs.”

Mr. Gandossi further stated, “I also want to congratulate David Ure. Since returning to Mercer in 2013, David has become an important member of the management team and is well respected for his extensive forest products industry experience.” He concluded “I look forward to working with the Mercer team as we continue to execute our strategy to realize the full operational and financial potential at Mercer on behalf of all our stakeholders.”

About Jimmy S. H. Lee

Jimmy S.H. Lee has served as Director of the Company since May 1985 and President and Chief Executive Officer since 1992. During his tenure at Mercer, the company acquired the Rosenthal mill and converted it to the production of kraft pulp, constructed and commenced operations at the Stendal mill and acquired the Celgar mill.

Mr. Lee possesses particular knowledge and experience in finance and banking, credit markets, derivative risk management, and international pulp markets. He holds a Bachelor of Science Degree in Chemical Engineering from the University of British Columbia, Canada.

About David M. Gandossi

David M. Gandossi has served as Executive Vice-President, Chief Financial Officer and Secretary since August 2003. Mr. Gandossi’s previous roles included Chief Financial Officer and other senior executive positions with Formation Forest Products and Pacifica Papers Inc.

Since 2007, Mr. Gandossi has chaired the British Columbia Pulp and Paper Task Force, a joint government industry and labor effort mandated to identify measures to improve the competitiveness of the British Columbia pulp and paper industry. He also participated in the Pulp and Paper Advisory Committee to the BC Competition Council and was a member of BC’s Working Roundtable on Forestry. He is currently a Director of FPInnovations and Chair of the FPI National Research Advisory Committee. He also co-chairs the BC Bio-economy Transformation Council, a collaborative effort between government and industry. Mr. Gandossi holds a Bachelor of Commerce Degree from the University of British Columbia and is a Fellow of the Institute of Chartered Accountants of British Columbia (ICABC).

About David K. Ure

David K. Ure returned to Mercer in September 2013, assuming the role of Senior Vice President, Finance. Prior to serving as Vice President, Finance of Sierra Wireless Inc., Mr. Ure was Vice President, Controller at Mercer from 2006 to 2010. He has also served as Controller at various companies including Catalyst Paper Corporation, Pacifica Papers Inc., and TrojanLitho, as well as Chief Financial Officer and Secretary of Finlay Forest Industries Inc.

Mr. Ure has more than fifteen years of experience in the forest products industry. He holds a Bachelor of Commerce in Finance from the University of British Columbia, Canada and is a member of the Certified General Accountants’ Association of Canada.

About Mercer

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099